Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-118882) pertaining to the GTx, Inc. Directors’ Deferred Compensation Plan,

(2)	Registration Statement (Form S-8 No. 333-112576) pertaining to the GTx, Inc. 2004 Equity Incentive Plan, 2004 Non-Employee Directors’ Stock Option Plan, 2002 Stock Option Plan, 2001 Stock Option Plan, 2000 Stock Option Plan, and 1999 Stock Option Plan,

(3)	Registration Statement (Form S-8 No. 333-136527) pertaining to the GTx, Inc. Amended and Restated 2004 Non-Employee Directors’ Stock Option Plan,

(4)	Registration Statement (Form S-3 No. 333-148321) pertaining to the offer and sale by GTx, Inc. of shares of its common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, up to a total dollar amount of $100,000,000,

(5)	Registration Statement (Form S-8 No. 333-149661) pertaining to the GTx, Inc. 2004 Equity Incentive Plan and the Amended and Restated 2004 Non-Employee Directors’ Stock Option Plan;
of our reports dated March 15, 2010, with respect to the financial statements of GTx, Inc. and with respect to the effectiveness of internal control over financial reporting of GTx, Inc., included in this Annual Report (Form 10-K) of GTx, Inc. for the year ended December 31, 2009.
Memphis, Tennessee
March 15, 2010